Exhibit 99.1

OphthaliX to Initiate a Phase II study of CF101 for the Treatment of Uveitis

Petach Tikva, Israel, July 16, 2013 / OphthaliX Inc. (OTC BB: OPLI), announced today the submission of a Phase II study protocol of its drug candidate, CF101, for the treatment of uveitis. The Phase II study will be conducted in Europe and Israel and will investigate the efficacy and safety of CF101 in 45 patients with active, sight-threatening, noninfectious intermediate or posterior uveitis, who will be treated with either CF101 or a placebo for a period of six months.

About Uveitis

Uveitis is inflammation of the middle layer of the eye, or the uvea, caused by an immune reaction. Uveitis can be associated with auto-immune inflammatory diseases and various eye infections. Uveitis is a common cause of blindness. The most common form of uveitis is anterior uveitis, which involves inflammation in the front part of the eye.  Posterior uveitis affects the back part of the uvea, and involves primarily the choroid, a layer of blood vessels and connective tissue in the middle part of the eye

About OphthaliX Inc.

OphthaliX Inc. is a clinical-stage biopharmaceutical company focused on developing therapeutic products for the treatment of ophthalmic disorders. OphthaliX's product candidate, CF101, is being developed to treat three ophthalmic indications: dry eye syndrome; glaucoma; and uveitis.

About CF101

CF101, an A3 adenosine receptor agonist, is a novel, first in class, small molecule, orally bioavailable drug which demonstrated efficacy and an excellent safety profile in Phase II clinical studies. CF101 is currently developed for ophthalmic indications, including dry eye syndrome (Phase III), glaucoma (Phase II) and uveitis. CF101 is also developed for the treatment of autoimmune inflammatory diseases, including rheumatoid arthritis (Phase IIb) and psoriasis (Phase II/III).

Contact:

KCSA Strategic Communications

Jeff Corbin / Phil Carlson

jcorbin@kcsa.com / pcarlson@kcsa.com

212-896-1233

This release contains forward-looking statements regarding OphthaliX’s future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of business development efforts and the timeliness of development activities, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. OphthaliX undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.